Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERNATIONAL COAL GROUP REPORTS

FOURTH QUARTER 2006 RESULTS

Scott Depot, West Virginia, February 7, 2007 – International Coal Group, Inc. (NYSE:ICO) today reported its results for the fourth quarter of 2006.

•	Revenue was $226.7 million for the three months ended December 31, 2006, compared to $183.0 million for the fourth quarter of 2005.

•

The Company reported a net loss of $52,000, or breakeven on a per share diluted basis, for the fourth quarter of 2006, compared to net income of $3.3 million, or $0.03 per share on a diluted basis, for the same period in 2005. Quarterly earnings were reduced by adjustments to income taxes of approximately $1.4 million resulting primarily from a change in estimated state income taxes and lower than expected depletion deductions.

•

EBITDA, or earnings before net interest, income taxes and depreciation, depletion, amortization and minority interest, was $30.6 million for the fourth quarter of 2006. EBITDA for the fourth quarter of 2005 was $23.1 million.

“We were pleased to achieve our earnings guidance for both the quarter and the year despite multiple operating challenges,” said Ben Hatfield, President and CEO of ICG. “Production costs for the quarter were substantially improved by stronger operational performance, coupled with the previously announced idling of several high-cost production units. We also overcame a significant shortfall in brokered coal income as the contracted suppliers encountered various production and shipping hurdles.”

Fourth quarter results include a previously announced $7.0 million gain resulting from an agreement with a brokered coal supplier to terminate certain contractual coal delivery obligations effective December 31, 2006.

2006 Full-Year Results

Revenues for the year ended December 31, 2006 totaled $891.6 million, compared to $650.5 million for the year ended December 31, 2005. Net loss for 2006 was $9.3 million, or $0.06 per share on a diluted basis, versus net income of $31.8 million, or $0.29 per share on a diluted basis for 2005. The Company reported EBITDA of $71.7 million for 2006, compared to $106.1 million for 2005. The 2006 full year results were adversely affected by the Sago mine accident and the Viper mine fire, which negatively impacted earnings by approximately $15 million, and by the unplanned idling of the Sycamore No. 2 mine due to geologic and unmapped gas well issues.

Sales, Production and Reserves

ICG sold 4.8 million tons of coal during the fourth quarter of 2006, compared to 4.2 million tons in the same 2005 period. Coal production totaled 4.2 million tons in the fourth quarter of 2006 versus 3.4 million tons produced in the same 2005 period.

For 2006, ICG sold 19.4 million tons of coal, compared to 14.8 million tons in 2005. Coal production for 2006 totaled 16.5 million tons versus 12.4 million tons in 2005.

Operating Highlights

(in thousands, except per ton data)

	4th Qtr 2005	Full Year 2005	3rd Qtr 2006	4th Qtr 2006	Full Year 2006
Tons sold	4,165	14,755	5,037	4,770	19,371
Coal revenue	$177,377	$619,038	$212,967	$205,531	$833,998
Cost of coal sold*	$148,985	$489,658	$196,759	$176,456	$743,823
Coal revenue per ton	$42.59	$41.95	$42.28	$43.09	$43.05
Cost per ton sold*	$35.77	$33.19	$39.06	$36.99	$38.40
EBITDA**	$23,057	$106,075	$10,261	$30,609	$71,733

*	See note c to attached financial data

** See note a to attached financial data

As of December 31, 2006, ICG controlled approximately 1.1 billion tons of coal reserves located principally in Illinois, Kentucky, West Virginia, Maryland and Virginia. Additionally, the Company controls approximately 560 million tons of non-reserve coal deposits, which may become classified as reserves in the future as additional drilling and geotechnical work is completed.

Market Outlook and Committed Sales

Fourth quarter market dynamics have further demonstrated that the Company’s earlier actions to shut in high cost production were well-timed. The mild winter weather of recent months has lowered electricity demand and caused significant growth in utility coal inventories. As a result, Appalachian region coal prices have been substantially reduced.

“The latest Short-Term Energy Outlook by the Energy Information Administration (EIA) forecasts that U.S. coal consumption in 2007 will grow by 2.4% or approximately 24 million tons. Conversely, U.S. coal production is projected to drop by 3.1% or approximately 36 million tons,” said Hatfield. “Our regional production assessment is generally well-aligned with the EIA forecast. We believe substantial production cuts are looming, especially at smaller independent producers, as spot market prices have fallen below the cash cost for many Appalachian region mines. Over time, we expect that the cumulative effect of lower production, improved utility demand and resultant impact on customer inventories will improve prices. However, we are not anticipating substantial price improvement before mid-2007.”

For 2007, the Company’s committed sales are approximately 16.2 million tons or 84% of current planned shipments. The committed tonnage includes approximately 15.0 million tons firmly priced at an average of $42.60 per ton, excluding freight and handling expenses. The balance of the committed tonnage will be priced in conjunction with ongoing negotiations. The 2007 uncommitted sales, most of which occur in the second half of the year, include nearly 500,000 tons of high value metallurgical quality coal.

Committed sales for 2008 and 2009 represent approximately 55% and 40%, respectively, of planned shipments.

Liquidity

As of December 31, 2006, the Company had $18.7 million in cash and an additional $265.1 million of unused borrowing capacity under its credit facility.

On January 31, 2007, ICG completed an amendment to its revolving credit facility that modified certain financial covenants. The amendment will give the Company increased flexibility in facilitating its growth strategy.

Operational Update

•

The Raven Complex commenced operations at its new state-of-the-art preparation plant in late October 2006. This mine is expected to reach full production by the end of 2007, with anticipated annual coal production of approximately 1.2 million tons of high-quality steam coal, primarily targeting the Southeastern utility market.

•

Wolf Run Mining Company’s Sentinel-Clarion mine resumed coal production in November 2006, after an eight-month construction outage for extension of the mine’s shaft and slope. This operation, located in Barbour County, West Virginia, is expected to produce over 1.5 million tons annually of high-volatile metallurgical and high-quality steam coal at full production.

•

The Company’s new ICG Beckley Complex is projected to begin production in the third quarter of 2007. This complex is expected to produce 1.3 million tons annually of high-quality, low-volatile metallurgical coal at full production for both domestic and export steel markets.

•

In response to the weak market environment, ICG has elected to delay development of the planned Tygart No. 1 Complex in Taylor County, West Virginia by approximately 12 months. Following the Company’s disciplined approach, capital spending on the project during 2007 will be limited to construction of schedule-critical components such as site access. Full-scale shaft and slope excavation is expected to commence in early 2008, with coal production start-up projected for mid-2009. When developed, the Tygart No. 1 mine is expected to produce 3.8 million tons annually of high-quality steam and metallurgical quality coal.

Other Recent Developments

•

On December 11, 2006, the West Virginia Office of Miner’s Health, Safety and Training issued its report on the Sago mine accident. State accident investigators concluded that the explosion was caused by a lightning strike that ignited a natural accumulation of methane gas. The explosive forces far exceeded the mandated 20 pounds per square inch (psi) design strength for seals, as required by the federal Mine Safety and Health Administration, and may have exceeded 95 psi. These findings are consistent with ICG’s earlier independent investigation.

•

On January 31, 2007, ICG announced that its Vindex Energy subsidiary completed a $5.0 million acquisition of selected assets of Buffalo Coal Company, a Northern Appalachia coal producer that sought bankruptcy protection in May 2006. The purchased assets include coal reserves, a coal preparation plant, and a rail load-out facility near Mount Storm, West Virginia. Vindex Energy had been utilizing the rail load-out under a short-term lease to allow shipment of higher-priced export metallurgical coal orders.

•

The joint coalbed methane (CBM) recovery project between the Company’s subsidiary, CoalQuest Development LLC, and CDX Gas LLC has significantly increased production from the Hillman Property in Taylor County, West Virginia, during the fourth quarter. CBM revenues and royalty income related to this project totaled $1.9 million in the fourth quarter and $2.3 million for all of 2006. Additionally, as of January 1, 2007, CoalQuest added to the CDX project an additional 33,000 acres of property adjacent to the initial lease area, thus tripling the area of potential CBM development.

•

During the fourth quarter, the Company reached agreement on six new steam coal contracts with terms ranging from one to three years. Total contract volume is approximately 3.0 million tons with an average price in excess of $47.00 per ton. The Company also agreed to extend three Central Appalachia contracts with a key customer totaling 1.8 million tons for an additional year. The three agreements were slated to expire at the end of 2007. Although not yet priced, the agreements include a collared price feature that offers protection to both the Company and the customer in this current volatile price environment.

•

The sole customer of Wolf Run Mining Company’s Sycamore No. 2 mine, which was idled in the third quarter of 2006 due to significant adverse geologic conditions and regulatory issues related to previously unidentified gas wells, filed a complaint in a Pennsylvania state court on December 28, 2006, asserting, among other things, breach of contract for failure to ship coal under the agreement. The Company believes it has good defenses to the action and will vigorously defend its position.

Outlook

The Company is providing the following guidance:

•

For 2007, the Company expects to sell 19 million to 20 million tons of coal at an average selling price of $42.50 to $44.00 per ton, and an average cost per ton sold of $36.50 to $38.50, excluding selling, general and administrative expenses. Coal production is expected to total 17 to 18 million tons for the year.

•

Capital expenditures are expected to total approximately $165 million in each of 2007 and 2008. These expenditures reflect ICG’s disciplined reaction to market conditions, including the judicious development of the Raven, Sentinel-Clarion and Beckley projects, and the short-term delay of the Tygart No. 1 project.

“ICG’s coal production is expected to increase slightly in 2007, while tons sold are expected to remain relatively flat,” said Hatfield. “We expect production from our new projects at Raven, Beckley, and Sentinel-Clarion to offset a reduction in purchased coal from third-party suppliers. Most of the coal produced at Sentinel-Clarion and at Beckley will be sold selectively into the metallurgical market.”

General Information

ICG is a leading producer of coal in Northern and Central Appalachia and the Illinois Basin. The Company has 11 active mining complexes, of which 10 are located in Northern and Central Appalachia and one in Central Illinois. ICG’s mining operations and reserves are strategically located to serve utility, metallurgical and industrial customers throughout the Eastern United States.

# # #

For more information, contact: Ira Gamm, vice president – investor and public relations, at (304) 760-2619.

Forward-Looking Statements

This press release contains certain statements that are forward-looking statements within the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Because these forward-looking statements are subject to various risks and uncertainties, actual results may differ materially from those implied in the forward-looking statements. The following factors are among those that may cause actual results to differ materially from the forward-looking statements: market demand for coal, electricity and steel; availability of qualified workers; future economic or capital market conditions; weather conditions or catastrophic weather-related damage; ICG’s production capabilities; the ongoing integration of Anker and CoalQuest into ICG’s business; the consummation of financing, acquisition or disposition transactions and the effect thereof on ICG’s business; ICG’s plans and objectives for future operations and expansion or consolidation; ICG’s relationships with, and other conditions affecting, ICG’s customers; the availability and costs of key supplies or commodities, such as diesel fuel, steel, explosives or tires; prices of fuels which compete with or impact coal usage, such as oil or natural gas; timing of reductions or increases in customer coal inventories; long-term coal supply arrangements; risks in coal mining; unexpected maintenance and equipment failure; environmental, safety and other laws and regulations, including those directly affecting ICG’s coal mining and production, and those affecting ICG’s customers’ coal usage; competition; railroad, barge, trucking and other transportation availability, performance and costs; employee benefits costs and labor relations issues; replacement of ICG’s reserves; ICG’s assumptions concerning economically recoverable coal reserve estimates; availability and costs of credit, surety bonds and letters of credit; title defects or loss of leasehold interests in ICG’s properties which could result in unanticipated costs or inability to mine these properties; future legislation and changes in regulations or governmental policies or changes in interpretations thereof, including with respect to safety enhancements; the impairment of the value of goodwill; the ongoing impact from the Sago mine accident; ICG’s liquidity, results of operations and financial condition; the adequacy and sufficiency of ICG’s internal controls and legal and administrative proceedings, settlements, investigations and claims. Forward-looking statements made by ICG in this press release or elsewhere speak only as of the date on which the statements were made. New risks and uncertainties arise from time to time, and it is impossible for ICG to predict these events or how they may affect ICG or its anticipated results. ICG has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date of issue, except as may be required by law.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED INCOME STATEMENTS

FOR THE THREE MONTHS AND YEAR ENDED

DECEMBER 31, 2006 AND 2005

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Revenue:
Coal revenue	$205,531	$177,377	$833,998	$619,038
Freight and handling	4,733	2,364	18,890	8,601
Other revenue	16,453	3,274	38,706	22,852

Total revenue	226,717	183,015	891,594	650,491

Costs and expenses:
Cost of operations	184,069	153,757	770,009	510,834
Freight and handling	4,733	2,364	18,890	8,601
Depreciation, depletion and amortization	21,665	13,706	71,846	43,195
Selling, general and administrative	8,766	5,194	34,535	28,785
(Gain) loss on sale of assets	(574)	17	(1,460)	(502)

Total costs and expenses	218,659	175,038	893,820	590,913

Income (loss) from operations	8,058	7,977	(2,226)	59,578
Interest and other income (expense):
Interest expense, net	(5,130)	(4,199)	(18,091)	(14,394)
Other, net	886	1,374	2,113	3,302

Total interest and other expense, net	(4,244)	(2,825)	(15,978)	(11,092)

Net income (loss) before income taxes and minority interest	3,814	5,152	(18,204)	48,486
Income tax benefit (expense)	(3,949)	(1,890)	8,987	(16,676)
Minority interest	83	15	(58)	15

Net income (loss)	$(52)	$3,277	$(9,275)	$31,825

Other Data:
EBITDA (a)	$30,609	$23,057	$71,733	$106,075
Net income per share:
Basic and diluted	$0.00	$0.03	$(0.06)	$0.29
Weighted average shares - basic	152,118,947	124,237,521	152,028,165	111,120,211
Weighted average shares - diluted	152,118,947	124,293,108	152,028,165	111,161,287

(a)	This press release includes a non-GAAP financial measure within the meaning of applicable SEC rules and regulations. EBITDA is defined as net income (loss) from continuing operations before deducting net interest expense, income taxes and depreciation, depletion and amortization, and minority interest. EBITDA is not, and should not, be used as a substitute for operating income, net income and cash flow as determined in accordance with generally accepted accounting principles. We present EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, substantially all of which present EBITDA when reporting their results. We also use EBITDA for the following purposes: Our executive compensation plan bases incentive compensation payments on our EBITDA performance measured against budgets and a peer group. Our credit facility uses EBITDA (with additional adjustments) to measure our compliance with covenants, such as interest coverage and leverage. EBITDA is also widely used by us and others in our industry to evaluate and price potential acquisition candidates. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; changes in, or cash requirements for, our working capital needs; interest expense, or the cash requirements necessary to service interest or principal payments, on our debts. Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future. EBITDA does not reflect any cash requirements for such replacements. Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure. A reconciliation of EBITDA to GAAP net income (loss) appears at the end of this document.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2006 AND 2005

(in thousands)

	December 31,
	2006	2005
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$18,742	$9,187
Accounts receivable	71,093	64,841
Inventories, net	40,587	20,667
Deferred income taxes	8,493	4,923
Prepaid expenses and other	31,728	21,509

Total current assets	170,643	121,127

Property, plant and equipment, net (b)	922,196	571,484
Debt issuance costs, net	12,472	6,523
Advanced royalties	12,719	9,344
Goodwill (b)	192,222	340,736
Other non-current assets, net	11,628	6,949

Total assets	$1,321,880	$1,056,163

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$54,081	$52,230
Short-term debt	20,231	4,113
Current portion of long-term debt and capital leases	1,333	1,646
Current portion of reclamation and mine closure costs	4,198	4,697
Current portion of employee benefits	2,555	1,524
Accrued expenses and other	57,742	43,444

Total current liabilities	140,140	107,654

Long-term debt and capital leases	178,286	43,816
Reclamation and mine closure costs	88,472	79,655
Long-term employee benefits	45,390	33,297
Deferred income taxes (b)	143,079	43,198
Below-market coal supply agreements	58,882	72,376
Other non-current liabilities	9,186	9,257

Total liabilities	663,435	389,253

Minority interest	1,096	1,038

Stockholders’ equity
Common stock	1,529	1,523
Additional paid-in capital	633,937	628,275
Accumulated other comprehensive income	(4,278)	—
Retained earnings	26,161	36,074

Total stockholders’ equity	657,349	665,872

Total liabilities and stockholders’ equity	$1,321,880	$1,056,163

(b)	As of December 31, 2005, the purchase price allocation related to the acquisition of Anker Coal Group, Inc. and CoalQuest Development LLC was preliminary. In 2006, goodwill, fixed assets and deferred taxes were adjusted to the fair value of the assets and liabilities assumed.

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED CASH FLOW STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2006 AND 2005

(in thousands)

	Year Ended December 31,
	2006	2005
Cash flows from operating activities:
Net income (loss)	$(9,275)	$31,825
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation, depletion and amortization	71,846	43,195
Stock compensation	5,668	3,928
Minority interest	58	(15)
Write-off and amortization of finance costs	3,418	1,785
Gain on sale of assets	(1,460)	(502)
Deferred income taxes	3,267	5,411

Changes in assets and liabilities:
Accounts receivable	(5,885)	(11,904)
Inventories	(20,958)	(1,470)
Prepaid expenses	(10,219)	4,210
Other assets	(2,912)	50
Accounts payable	(1,898)	7,456
Accrued expenses	14,084	(4,802)
Reclamation and mine closure costs	5,014	(1,178)
Other liabilities	4,843	(670)

Net cash from operating activities	55,591	77,319
Cash flows from investing activities:
Net proceeds from the sale of assets	3,782	576
Additions to property, plant and equipment and mine development	(165,658)	(108,231)
Cash paid related to acquisitions, net	(4,721)	(458)
Net proceeds from sale-leaseback transaction	5,413	—
Withdrawals of/from restricted cash	415	3,400

Net cash from investing activities	(160,769)	(104,713)

Cash flows from financing activities:
Proceeds from issuance of common stock	—	200
Proceeds from public offering, net	—	210,519
Repayments on short-term debt	(20,433)	(7,461)
Borrowings on long-term debt	71,543	77,500
Borrowings on short-term debt	10,375	—
Repayments on long-term debt	(112,385)	(267,701)
Proceeds from senior note offering	175,000	—
Deferred finance costs	(9,367)	(443)

Net cash from financing activities	114,733	12,614

Net change in cash and cash equivalents	9,555	(14,780)

Cash and cash equivalents, beginning of year	9,187	23,967

Cash and cash equivalents, end of year	$18,742	$9,187

INTERNATIONAL COAL GROUP, INC. AND SUBSIDIARIES

Reconciliation of Net Income (Loss) to EBITDA

for the Three Months and Year Ended December 31, 2006 and 2005 (unaudited)

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Net income (loss)	$(52)	$3,277	$(9,275)	$31,825
Depreciation, depletion & amortization	21,665	13,706	71,846	43,195
Interest expense, net	5,130	4,199	18,091	14,394
Income tax expense (benefit)	3,949	1,890	(8,987)	16,676
Minority interest	(83)	(15)	58	(15)

EBITDA	$30,609	$23,057	$71,733	$106,075

Reconciliation of Cost of Operations to Cost of Coal Sold

for the Three Months Ended September 30, 2006, the Three Months Ended December 31, 2006 and 2005,

and the Years Ended December 31, 2006 and 2005 (unaudited)

(in thousands, except per ton amounts)

	4th Qtr 2005	Full Year 2005	3rd Qtr 2006	4th Qtr 2006	Full Year 2006
Cost of operations	$153,757	$510,834	$203,597	$184,069	$770,009
Less costs of non-coal producing operations	(4,772)	(21,176)	(6,838)	(7,613)	(26,186)

Cost of coal sold	$148,985	$489,658	$196,759	$176,456	$743,823

Tons sold	4,165	14,755	5,037	4,770	19,371
Cost per ton sold (c)	$35.77	$33.19	$39.06	$36.99	$38.40

(c)	“Cost per ton sold” is calculated as the sum of Cost of operations (excluding costs of non-coal producing operations), divided by Tons sold. Although Cost per ton sold is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to an investor in evaluating ICG because it is widely used in the coal industry as a measure to evaluate a company’s control over its costs. Cost per ton sold should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. In addition, because Cost per ton sold is not calculated identically by all companies, ICG’s presentation may not be comparable to other similarly titled measures of other companies. The table above reconciles the GAAP measure of Cost of operations to Cost per ton sold.